NEWS

FOR RELEASE: February 19, 2004

CHARTER REPORTS FOURTH QUARTER AND YEAR 2003
FINANCIAL AND OPERATING RESULTS

St. Louis, MO - Charter Communications, Inc. (Nasdaq:CHTR) (along with its subsidiaries, the Company) today reported financial and operating results for the three months and year ended December 31, 2003.

The Company's financial flexibility improved in 2003 through a disciplined, incremental approach to improving its balance sheet and liquidity, generating un-levered free cash flow for the first time in its history. Negative free cash flow was reduced from $1.479 billion in 2002, to $70 million in 2003, through disciplined capital spending and maintaining overall operating costs. While focused on improving the Company's balance sheet and liquidity, and reorganizing its operations, Charter posted 6% revenue growth and 7% adjusted EBITDA growth year over year. (Free cash flow, un-levered free cash flow and adjusted EBITDA are defined in the "Use of Non-GAAP Financial Metrics" section of this news release.)

Financial Highlights

  Exchanged $1.866 billion of indebtedness for $1.572 billion of indebtedness, extending maturities and capturing approximately $294 million of debt discount.
  Issued $500 million of senior notes with proceeds used to repay bank debt, providing additional financial flexibility for use of the Company's credit facilities.
  Completed the sale of a cable television system in Port Orchard, Washington for $91 million, the first step in the Company's announced strategy to divest of geographically non-strategic assets. The sale generated a gain on the sale of assets in excess of $20 million, and the proceeds from this sale were used to repay bank debt.
  Entered into an agreement with Atlantic Broadband Finance, LLC to divest of other geographically non-strategic cable systems for approximately $765 million, subject to certain closing conditions, potential price adjustments and regulatory review. Cash proceeds from the sale are now expected to approximate $740 million, subject to the above conditions, adjustments and review, and will be used to repay bank debt. The Company now expects to close this transaction ahead of schedule in the first quarter of 2004.

Operating Highlights

  Income from operations more than tripled from $43 million in the fourth quarter of 2002 to $138 million in the comparable period of 2003, excluding certain non-cash items. Income from operations grew approximately 41% from $316 million in 2002 to $444 million for the year ended December 31, 2003, excluding certain non-cash items.
  High-speed data revenues increased 65% year over year as a result of impressive unit growth of 437,400 customers in 2003, an increase of 39% as compared to the prior year. Bundled customers increased 35% in 2003 and represent 22% of our customer relationships as compared to 16% a year ago. (See the customer statistics table and related footnotes in the Addendum to this release for more information.)
  Revenues increased 6%, to $4.819 billion and adjusted EBITDA grew 7% to $1.927 billion for the year ended December 31, 2003, as compared to the prior year. Fourth quarter revenues grew 2% to $1.217 billion, and adjusted EBITDA increased 6% to $484 million as compared to the fourth quarter of 2002.

Charter President and CEO Carl Vogel said, "2003 was a year of transition as we reorganized our operations, made significant changes in our management team, and completed call center consolidations and billing conversions. Even in this transition year, we accomplished much, which we believe positions the Company to improve sales, customer satisfaction and operating performance in 2004. We made significant progress in improving our financial position and we continue to evaluate opportunities to reduce intermediate term debt maturities and leverage."

Mr. Vogel said Charter is focused on driving revenue growth in 2004 by defending its existing customer base, and delivering advanced services that will enhance the digital video product, reduce churn and continue to drive high-speed data growth.

"We believe that the breadth of our advanced products, including video on demand, subscription video on demand, high definition services including local broadcasters where available, and personal video recorders, together with competitive price-value packaging and quality customer care, will stabilize and expand our number of customer relationships and revenue generating units. We believe our attractively priced platform of products and continued disciplined toward capital spending and expense controls will better enable us to accomplish these objectives going forward."

Year to Date Results

Total 2003 revenues were $4.819 billion, an increase of $253 million, or 6%, over last year's revenues of $4.566 billion. This increase is principally the result of growth in high-speed data revenues, as well as increased video and commercial revenues. For the year ended December 31, 2003, high-speed data revenues increased $219 million, or 65%, primarily due to customer growth. Video revenues increased $41 million, or 1%, for the year, primarily due to price increases, which were partially offset by a decline in video customers and free periods included in promotional offers. Commercial revenues increased $43 million, or 27%. These increases were offset by a decline in advertising revenues of $39 million, or 13%, due to reduced vendor-related advertising in 2003.

Operating costs and expenses, which are an aggregation of Charter's operating expenses and selling, general and administrative expenses, rose $122 million, or 4%, compared to the year ended December 31, 2002, primarily due to increased programming and service costs, partially offset by a reduction in marketing expenses.

Income from operations for the year ended December 31, 2003, totaled $516 million, an increase of $4.838 billion from the $4.322 billion loss reported a year ago. This change was mainly attributable to the 2002 franchise impairment charge of $4.638 billion. Excluding the impairment charge and $72 million of income recognized from renegotiating an unfavorable programming contract, as described below, and other settlements in 2003, income from operations grew approximately 41% from $316 million in 2002 to $444 million for the year ended December 31, 2003.

Net loss applicable to common stock and loss per common share for the year ended December 31, 2003, declined to $242 million and 82 cents, respectively, partially due to a favorable gain from a debt exchange of $267 million on September 23, 2003, and the items discussed above. Charter reported net loss applicable to common stock and loss per common share of $2.517 billion and $8.55, respectively, for the year 2002.

Fourth Quarter Results

For the fourth quarter of 2003, Charter generated revenues of $1.217 billion, an increase of 2% over last year's fourth quarter revenues of $1.189 billion. This growth is due primarily to a $49 million, or 47%, increase in high-speed data revenues, reflecting 437,400 additional data customers since December 2002, including 88,100 in the fourth quarter, excluding the impact of the sale of the Port Orchard, Washington system. This increase was partially offset by a decline in advertising and video revenues in the fourth quarter. The Company reported $75 million in advertising revenues in the fourth quarter of 2003, down from $88 million in the same 2002 period. Video revenues totaled $854 million in the quarter as compared to $867 million in 2002 fourth quarter. Quarterly video revenues in 2003 were negatively impacted by various promotional pricing offers made in connection with marketing programs implemented in both the third and fourth quarter of 2003 and basic customer losses. Commercial revenues increased $11 million, or 25%, compared to the year ago quarter.

Operating costs and expenses for the fourth quarter 2003 totaled $733 million, essentially the same as the year ago quarter, as increases in programming costs were partially offset by a reduction in marketing and other expenses. Programming costs increased primarily as a result of rising prices, particularly in sports programming, and an increase in the number of channels carried at some system locations. The price and channel increases were partially offset by decreases in video customers.

Income from operations totaled $210 million, an improvement of $4.805 billion from the $4.595 billion loss reported in the fourth quarter a year ago. This change was mainly attributable to the prior year's charge of $4.638 billion related to the impairment of franchises. Charter also recorded $72 million of income in 2003, the majority of which relates to the successful renegotiation of an unfavorable major programming contract, for which a liability had been recorded in conjunction with both the Falcon acquisition in 1999 and the Bresnan acquisition in 2000, for the above-market portion of that contract, and other settlements. Excluding the impairment charge and the impact of the income recognized from unfavorable contracts and other settlements, income from operations more than tripled from $43 million in the fourth quarter of 2002 to $138 million in the comparable period of 2003.

Net loss applicable to common stock and loss per common share were $58 million and 20 cents, respectively, for the 2003 fourth quarter. For the fourth quarter of 2002, Charter reported net loss applicable to common stock and loss per common share of $1.872 billion and $6.36, respectively.

Liquidity

Net cash flows from operating activities for the year ended December 31, 2003, were $765 million, an increase of 2% from $748 million reported a year ago. Expenditures for property, plant and equipment, including capitalized labor and overhead, for the year totaled $854 million, a decline of approximately 61% from 2002 when capital expenditures totaled $2.167 billion. The decrease in capital expenditures resulted from a substantial reduction in rebuild costs as Charter's network upgrade and rebuild were substantially completed in prior years; consumption of inventories; negotiated savings in contract labor and network components, including digital set-top terminals and cable modems; and reduced volume of installation related activities.

Adjusted EBITDA totaled $1.927 billion for the year ended December 31, 2003, an increase of $131 million, or 7%, compared to the year 2002. During 2003, $26 million was recorded for severance and related special charges in connection with the Company's reorganization plan commenced in December 2002, and were partially offset by a $5 million credit recorded in 2003 related to the 2002 settlement with the Internet service provider Excite@Home. Special charges totaled $36 million in 2002 principally the result of severance and related organizational costs of the Company's operational restructuring. Adjusted EBITDA for the 2003 fourth quarter was $484 million, a 6% increase over adjusted EBITDA of $457 million for the year ago fourth quarter.

Successful management of expense and capital spending produced exponential improvement in free cash flow for the year ended December 31, 2003. Negative free cash flow was $70 million for the year 2003, compared to $1.479 billion for 2002. In the fourth quarter of 2003, negative free cash flow was $166 million, a $241 million improvement from fourth quarter 2002 negative free cash flow of $407 million. While the Company generated free cash flow for the first three quarters of 2003, increased capital spending on revenue generating activities in the fourth quarter, including the rollout of advanced services and aggressive completion of new build line extensions, resulted in negative free cash flow for the fourth quarter and full year. After considering changes in working capital items, the improvement in free cash flow would have actually increased by $18 million for the fourth quarter and decreased by only $52 million for the year 2003.

Charter reported un-levered free cash flow of $1.073 billion for the year 2003, a $1.444 billion improvement over negative un-levered free cash flow of $371 million in 2002. For the fourth quarter of 2003, Charter reported $133 million of un-levered free cash flow, a $255 million improvement from negative un-levered free cash flow of $122 million for the fourth quarter of 2002.

At December 31, 2003, the Company had $18.647 billion of outstanding indebtedness, and $127 million cash on hand. Borrowing capacity, as limited by financial covenants in Charter's credit facilities, totaled $828 million at December 31, 2003.

Operating Statistics

During 2003, Charter reorganized its workforce, adjusted digital pricing and packages, completed call center consolidations and implemented billing conversions. In the first half of 2003, Charter reduced spending on marketing its products and services. The reduced marketing activities and other necessary operational changes negatively impacted customer retention and acquisition, primarily during the first half of the year. All operating statistics exclude the impact of the sale of the Port Orchard system. (See the customer statistics table and related footnotes in the Addendum to this release for more information.)

Charter increased its marketing efforts and implemented promotional campaigns during the second half of 2003 to slow the loss of analog video customers, and to accelerate advanced service penetration, specifically in high-speed data. As a result, the Company reported a net increase of 320,700 revenue generating units (RGUs), or 3%, during 2003 to end the year with 10,693,700 RGUs. The increase in RGUs was driven by a net gain of 437,400 high-speed data and 2,100 digital video customers during the year, and was partially offset by a net loss of 120,900 analog video customers over the past twelve months. Charter ended the year with 6,431,300 analog video, 2,671,900 digital video and 1,565,600 high-speed data customers. The Company also ended the year with 24,900 telephony customers, principally in the St. Louis market, an increase of approximately 9% compared to the end of 2002.

RGUs increased approximately 67,200 compared to the third quarter of 2003, driven primarily by the addition of 88,100 high-speed data customers during the fourth quarter. The Company also reported a sequential net gain of approximately 19,600 digital video customers during the fourth quarter, and a net loss of approximately 41,300 analog video customers.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non- GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, impairment of franchises, gain on sale of system, option compensation expense and unfavorable contracts and other adjustments. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter's annual incentive compensation program. However, a limitation of this measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. This is an important measure as it takes into account the period cost associated with capital expenditures used to upgrade, extend and maintain our plant without regard to our leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and special charges, adjusted for the change in operating assets and liabilities, net of acquisitions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund continued growth, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the amount utilized under the Company's various credit facilities, senior notes, and senior discount notes for its leverage ratio covenants (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $18 million and $74 million for the three months and year ended December 31, 2003 and $24 million and $71 million for the three months and the year ended December 31, 2002, which amounts are added back for the purposes of leverage covenants. As of December 31, 2003, Charter and its subsidiaries are in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Thursday, February 19, 2004 at 1:00 PM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company's website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor and News Center". Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight February 26, 2004. The passcode for the replay is 5524179.

About Charter Communications

Charter Communications, Inc. is a broadband communications company operating in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed Internet Service™. Charter provides business to business video, data and Internet protocol (IP) solutions through its Commercial Services Division. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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# # #

Contact:
David Andersen
314-543-2213

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission, or the SEC, and include, but are not limited to:

  our ability to sustain and grow revenues and cash flows from operating activities by offering video and data services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

  our and our subsidiaries' ability to comply with all covenants in indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross default provisions;

  our and our subsidiaries' ability to pay or refinance debt as it becomes due, commencing in 2005;

  availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

  any adverse consequences arising out of our and our subsidiaries' restatement of the financial statements in 2002;

  the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, the pending SEC Division of Enforcement investigation and the putative class action and derivative shareholders litigation against us;

  our ability to achieve free cash flow;

  our ability to obtain programming at reasonable prices or pass cost increases on to our customers;

  general business conditions, economic uncertainty or slowdown; and

  the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward-looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Share Data)

                                                                               Three Months Ended December 31,
                                                                          ----------------------------------------
                                                                              2003          2002          2001
                                                                          ------------  ------------  ------------
                                                                                                       (restated)
REVENUES:
   Video................................................................ $        854  $        867  $        804
   High-speed data......................................................          153           104            50
   Advertising sales....................................................           75            88            67
   Commercial...........................................................           55            44            35
   Other................................................................           80            86            95
                                                                          ------------  ------------  ------------
      Total revenues....................................................        1,217         1,189         1,051
                                                                          ------------  ------------  ------------
COSTS AND EXPENSES:
   Programming costs....................................................          315           293           266
   Advertising sales....................................................           23            24            18
   Service..............................................................          157           160           129
   General and administrative...........................................          211           215           193
   Marketing............................................................           27            40            43
                                                                          ------------  ------------  ------------
      Operating costs and expenses......................................          733           732           649
                                                                          ------------  ------------  ------------
      Adjusted EBITDA...................................................          484           457           402
                                                                          ------------  ------------  ------------
      Adjusted EBITDA margin............................................           40%           38%           38%
                                                                          ------------  ------------  ------------

   Depreciation and amortization........................................          361           378           715
   Impairment of franchises.............................................           --         4,638            --
   Gain on sale of system...............................................          (21)           --            --
   Option compensation expense, net.....................................            3             1             2
   Special charges, net.................................................            3            35            18
   Unfavorable contracts and other settlements..........................          (72)           --            --
                                                                          ------------  ------------  ------------
       Income (loss) from operations....................................          210        (4,595)         (333)
                                                                          ------------  ------------  ------------
OTHER INCOME AND EXPENSES:
   Interest expense, net................................................         (394)         (389)         (349)
   Gain (loss) on derivative instruments and hedging activities, net....           30            (9)           33
   Loss on equity investments...........................................           --            (1)           (7)
   Other, net...........................................................           (7)            5            --
                                                                          ------------  ------------  ------------
                                                                                 (371)         (394)         (323)
                                                                          ------------  ------------  ------------
Loss before minority interest and income taxes..........................         (161)       (4,989)         (656)

Minority interest.......................................................           80         2,670           347
                                                                          ------------  ------------  ------------
Loss before income taxes................................................          (81)       (2,319)         (309)

Income tax benefit......................................................           24           448             7
                                                                          ------------  ------------  ------------
Net loss................................................................          (57)       (1,871)         (302)

Dividends on preferred stock - redeemable...............................           (1)           (1)           (1)
                                                                          ------------  ------------  ------------
Net loss applicable to common stock..................................... $        (58) $     (1,872) $       (303)
                                                                          ============  ============  ============
Loss per common share, basic and diluted................................ $      (0.20) $      (6.36) $      (1.03)
                                                                          ============  ============  ============
Weighted average common shares outstanding..............................  294,875,504   294,457,134   294,384,003
                                                                          ============  ============  ============

NOTE:  Certain 2002 and 2001 amounts have been reclassified to conform with the 2003 presentation.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Share Data)

                                                                                   Year Ended December 31,
                                                                           ----------------------------------------
                                                                               2003          2002          2001
                                                                           ------------  ------------  ------------

REVENUES:
   Video................................................................. $      3,461  $      3,420  $      2,971
   High-speed data.......................................................          556           337           148
   Advertising sales.....................................................          263           302           197
   Commercial............................................................          204           161           123
   Other.................................................................          335           346           368
                                                                           ------------  ------------  ------------
      Total revenues.....................................................        4,819         4,566         3,807
                                                                           ------------  ------------  ------------
COSTS AND EXPENSES:
   Programming costs.....................................................        1,249         1,166           963
   Advertising sales.....................................................           88            87            64
   Service...............................................................          615           554           459
   General and administrative............................................          833           810           689
   Marketing.............................................................          107           153           137
                                                                           ------------  ------------  ------------
      Operating costs and expenses.......................................        2,892         2,770         2,312
                                                                           ------------  ------------  ------------
      Adjusted EBITDA....................................................        1,927         1,796         1,495
                                                                           ------------  ------------  ------------
      Adjusted EBITDA margin.............................................           40%           39%           39%
                                                                           ------------  ------------  ------------

Depreciation and amortization............................................        1,479         1,439         2,693
Impairment of franchises.................................................           --         4,638            --
Gain on sale of system...................................................          (21)           --            --
Option compensation expense (income), net................................            4             5            (5)
Special charges, net.....................................................           21            36            18
Unfavorable contracts and other settlements..............................          (72)           --            --
                                                                           ------------  ------------  ------------
       Income (loss) from operations.....................................          516        (4,322)       (1,211)
                                                                           ------------  ------------  ------------
OTHER INCOME AND EXPENSES:
   Interest expense, net.................................................       (1,557)       (1,503)       (1,310)
   Gain (loss) on derivative instruments and hedging activities, net.....           65          (115)          (50)
   Gain on debt exchange, net............................................          267            --            --
   Loss on equity investments............................................           (3)           (3)          (54)
   Other, net............................................................          (13)           (1)           (5)
                                                                           ------------  ------------  ------------
                                                                                (1,241)       (1,622)       (1,419)
                                                                           ------------  ------------  ------------
Loss before minority interest, income taxes and
  cumulative effect of accounting change.................................         (725)       (5,944)       (2,630)

Minority interest........................................................          377         3,176         1,461
                                                                           ------------  ------------  ------------
Loss before income taxes and cumulative effect
  accounting change......................................................         (348)       (2,768)       (1,169)

Income tax benefit.......................................................          110           460            12
                                                                           ------------  ------------  ------------
Loss before cumulative effect of accounting change.......................         (238)       (2,308)       (1,157)

Cumulative effect of accounting change, net of tax.......................           --          (206)          (10)
                                                                           ------------  ------------  ------------
Net loss.................................................................         (238)       (2,514)       (1,167)

Dividends on preferred stock - redeemable................................           (4)           (3)           (1)
                                                                           ------------  ------------  ------------
Net loss applicable to common stock...................................... $       (242) $     (2,517) $     (1,168)
                                                                           ============  ============  ============
Loss per common share, basic and diluted................................. $      (0.82) $      (8.55) $      (4.33)
                                                                           ============  ============  ============
Weighted average common shares outstanding...............................  294,597,519   294,440,261   269,594,386
                                                                           ============  ============  ============

NOTE:  Certain 2002 and 2001 amounts have been reclassified to conform with the 2003 presentation.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Millions)

                                                                                   December 31,
                                                                               --------------------
                                                                                 2003       2002
                                                                               ---------  ---------

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................. $     127  $     321
   Accounts receivable, net of allowance for doubtful accounts...............       189        259
   Receivables from related party............................................        --          8
   Prepaid expenses and other current assets.................................        34         45
                                                                               ---------  ---------
         Total current assets................................................       350        633
                                                                               ---------  ---------
INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net .......................................     7,014      7,679
   Franchises, net ..........................................................    13,680     13,727
                                                                               ---------  ---------
         Total investment in cable properties, net...........................    20,694     21,406
                                                                               ---------  ---------
OTHER NONCURRENT ASSETS......................................................       320        345
                                                                               ---------  ---------
        Total assets......................................................... $  21,364  $  22,384
                                                                               =========  =========
                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable and accrued expenses..................................... $   1,235  $   1,345
                                                                               ---------  ---------
         Total current liabilities...........................................     1,235      1,345
                                                                               ---------  ---------
LONG-TERM DEBT...............................................................    18,647     18,671

DEFERRED MANAGEMENT FEES - RELATED PARTY.....................................        14         14

OTHER LONG-TERM LIABILITIES..................................................       899      1,212

MINORITY INTEREST............................................................       689      1,050

PREFERRED STOCK - REDEEMABLE.................................................        55         51

SHAREHOLDERS' EQUITY (DEFICIT)...............................................      (175)        41
                                                                               ---------  ---------
          Total liabilities and shareholders' equity (deficit).............. $  21,364  $  22,384
                                                                               =========  =========

NOTE:  Certain 2002 amounts have been reclassified to conform with the 2003 presentation.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Millions)

                                                                                           Year Ended December 31,
                                                                                       -------------------------------
                                                                                         2003       2002       2001
                                                                                       ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss......................................................................... $    (238) $  (2,514) $  (1,167)
    Adjustments to reconcile net loss to net cash flows from operating activities:
       Minority interest.............................................................      (377)    (3,176)    (1,461)
       Depreciation and amortization.................................................     1,479      1,439      2,693
       Impairment of franchises......................................................        --      4,638         --
       Option compensation expense (income), net.....................................         4          5         (5)
       Noncash interest expense......................................................       414        395        295
       Loss on equity investments....................................................         3          3         54
       Loss (gain) on derivative instruments and hedging activities, net.............       (65)       115         50
       Gain on debt exchange, net....................................................      (267)        --         --
       Gain on sale of system........................................................       (21)        --         --
       Deferred income taxes.........................................................      (110)      (460)       (12)
       Cumulative effect of accounting change, net...................................        --        206         10
       Unfavorable contracts and other settlements...................................       (72)        --         --
    Changes in operating assets and liabilities, net of effects from acquisitions:
       Accounts receivable...........................................................        70         27        (73)
       Prepaid expenses and other assets.............................................         5         26        (11)
       Accounts payable, accrued expenses and other..................................       (69)        47        111
       Receivables from and payables to related party,
        including deferred management fees...........................................         9         (3)        --
       Other operating activities....................................................        --         --          5
                                                                                       ---------  ---------  ---------
           Net cash flows from operating activities..................................       765        748        489
                                                                                       ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment.......................................      (854)    (2,167)    (2,913)
    Change in accounts payable and accrued expenses related to capital expenditures..       (33)       (55)       (88)
    Proceeds from sale of system.....................................................        91         --         --
    Payments for acquisitions, net of cash acquired..................................        --       (139)    (1,755)
    Purchases of investments.........................................................       (11)       (12)        (3)
    Other investing activities.......................................................       (10)        10        (15)
                                                                                       ---------  ---------  ---------
           Net cash flows from investing activities..................................      (817)    (2,363)    (4,774)
                                                                                       ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock...........................................        --          2      1,223
    Borrowings of long-term debt.....................................................       738      4,106      7,310
    Repayments of long-term debt.....................................................    (1,368)    (2,134)    (4,290)
    Proceeds from issuance of debt...................................................       529         --         --
    Payments for debt issuance costs.................................................       (41)       (40)       (87)
                                                                                       ---------  ---------  ---------
           Net cash flows from financing activities..................................      (142)     1,934      4,156
                                                                                       ---------  ---------  ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................................      (194)       319       (129)
CASH AND CASH EQUIVALENTS, beginning of period.......................................       321          2        131
                                                                                       ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period............................................. $     127  $     321  $       2
                                                                                       =========  =========  =========

CASH PAID FOR INTEREST............................................................... $   1,111  $   1,103  $     994
                                                                                       =========  =========  =========
NONCASH TRANSACTIONS:
   Issuance of debt by CCH II, LLC................................................... $   1,572  $      --  $      --
                                                                                       =========  =========  =========
   Retirement of debt................................................................     1,866         --         --
                                                                                       =========  =========  =========
   Reclassification of redeemable securities to equity and minority interest.........        --         --      1,105
                                                                                       =========  =========  =========
   Exchange of cable system for acquisition..........................................        --         --         25
                                                                                       =========  =========  =========
   Issuances of preferred stock - redeemable, as payment for acquisitions............         4         --         51
                                                                                       =========  =========  =========
   Issuances of equity as partial payments for acquisitions..........................        --         --          2
                                                                                       =========  =========  =========

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

Charter Communications, Inc. and Subsidiaries
Unaudited Summary of Operating Statistics

                                                                                               Approximate as of
                                                                                   ------------------------------------------
                                                                                   December 31,   September 30, December 31,
                                                                                     2003 (a)       2003 (a)      2002 (a)
                                                                                   -------------  ------------  -------------

Customer Summary:
Customer Relationships:
   Residential (non-bulk) analog video customers (b).............................     6,173,400     6,240,000      6,328,900
   Multi-dwelling (bulk) and commercial unit customers (c).......................       257,900       258,100        249,900
                                                                                   -------------  ------------  -------------
   Analog video customers (b) (c)................................................     6,431,300     6,498,100      6,578,800

   Non-video customers (b).......................................................       105,800        75,200         55,900
                                                                                   -------------  ------------  -------------
    Total customer relationships (d).............................................     6,537,100     6,573,300      6,634,700
                                                                                   =============  ============  =============

   Average monthly revenue per analog video customer (e)......................... $       62.75  $      61.97  $       59.93

   Bundled customers (f).........................................................     1,459,800     1,414,500      1,082,200

Revenue Generating Units:
   Analog video customers (b)(c).................................................     6,431,300     6,498,100      6,578,800
   Digital video customers (g)...................................................     2,671,900     2,664,800      2,682,800
   High-speed data customers (h).................................................     1,565,600     1,489,700      1,138,100
   Telephony customers (i).......................................................        24,900        24,100         22,800
                                                                                   -------------  ------------  -------------
     Total revenue generating units (j)..........................................    10,693,700    10,676,700     10,422,500
                                                                                   =============  ============  =============

Video Services:
Analog Video:
   Estimated homes passed (k)....................................................    12,406,800    12,403,400     11,925,000
   Analog video customers (b)(c).................................................     6,431,300     6,498,100      6,578,800
   Estimated penetration of analog video homes passed (b)(c)(k)(l)...............            52%           52%            55%
   Average monthly analog revenue per analog video customer (m).................. $       36.25  $      36.66  $       36.29

Digital Video:
   Estimated digital homes passed (k)............................................    12,292,300    12,243,300     11,547,000
   Digital video customers (g)...................................................     2,671,900     2,664,800      2,682,800
   Estimated penetration of digital homes passed (g)(k)(l).......................            22%           22%            23%
   Digital percentage of analog video customers (b)(c)(g)(n).....................            42%           41%            41%
   Digital set-top terminals deployed............................................     3,751,600     3,749,200      3,772,600
   Average incremental monthly digital revenue per digital video customer (m).... $       23.11  $      23.41  $       22.77

   Estimated video on demand homes passed (k)....................................     4,476,000     3,948,700      3,195,000

Non-Video Services:
High-Speed Data Services:
   Estimated high-speed data homes passed (k)....................................    10,749,500    10,496,900      9,826,000
   Residential high-speed data customers (h).....................................     1,565,600     1,489,700      1,138,100
   Estimated penetration of high-speed data homes passed (h)(k)(l)...............            15%           14%            12%
   Average monthly high-speed data revenue per high-speed data customer (m)...... $       33.38  $      34.05  $       32.89

Dial-up customers................................................................         9,600        10,900         14,200

Telephony customers (i)..........................................................        24,900        24,100         22,800

Proforma for the effects of the Port Orchard, Washington sale on October 1, 2003, September 30, 2003 analog video customers, digital video customers, high-speed data customers and revenue generating units would have been 6,472,600, 2,652,300, 1,477,500 and 10,626,500, respectively.

Proforma for the effects of the Port Orchard, Washington sale on October 1, 2003, December 31, 2002 analog video customers, digital video customers, high-speed data customers and revenue generating units would have been 6,552,200, 2,669,800, 1,128,200 and 10,373,000, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

__________

(a)  "Customers" include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees).  Further, "customers"
include persons receiving service under promotional programs that offered up to two months of service for free, some of whom have not requested to be disconnected but were not or have not become paying customers as of
December 31, 2003.  If such persons do not become paying customers, we do not believe this would have a material impact on our consolidated financial condition or consolidated results of operations.

(b)  "Analog video customers" include all customers who receive video services (including those who also receive high-speed data and telephony services), but excludes approximately 105,800, 75,200 and 55,900 customer relationships at December 31, 2003, September 30, 2003 and December 31, 2002,
respectively, who receive high-speed data service only and who are only counted as high-speed data customers, and therefore are shown as "non-video" customers.  The September 30, 2003 non-video customer total was increased by 20,400 from previously reported amounts which related to additional high-speed data customers who had been inadvertently excluded.

(c)  Included within video customers are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU") basis.  EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.  The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year.  As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)  "Customer relationships" include the number of customers that receive at least one or more levels of service, encompassing video and data services, without regard to which service(s) such customers receive.  This statistic is computed in accordance with the guidelines of the National Cable &
Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e)  Average monthly revenue per analog customer is calculated as total quarterly revenue divided by three divided by average analog customers during the respective quarter.

(f)  "Bundled customers" include customers subscribing to Charter's video service and high-speed data service.
Bundled customers do not include customers who only subscribe to video service.

(g)  "Digital video customers" include all households that have one or more digital set-top terminals. Included in digital video customers on December 31, 2003, September 30, 2003 and December 31, 2002 are approximately
12,200, 12,600 and 27,500 customers, respectively, that receive digital video service directly through satellite transmission.

(h)  As noted above, all of these customers also receive video service and are included in the video statistics above, except that the video statistics do not include approximately 105,800, 75,200 and 55,900 of these customers at December 31, 2003, September 30, 2003 and December 31, 2002, respectively, who were high-speed data only customers.  The September 30, 2003, high-speed data only customer total was increased by
20,400 from previously reported amounts which related to additional high-speed data customers who had been inadvertently excluded.

(i)  "Telephony customers" include all households purchasing telephone service.

(j)  "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household.  For example, a customer who receives two types of services (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed data service, the customer would be treated as three revenue generating units.  This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k)  "Homes passed" represents our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by the cable distribution network in the areas where we offer the service indicated.  Homes passed excludes commercial units passed by the cable distribution network.

(l)  Penetration represents customers as a percentage of homes passed.

(m)  "Average monthly revenue" represents quarterly revenue for the service indicated divided by three divided by average number of customers for the service indicated during the respective quarter.

(n)  Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

Charter Communications, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Measures to GAAP Measures
(Dollars in Millions)

                                                           Three Months Ended December 31,     Year Ended December 31,
                                                           ------------------------------  -----------------------------
                                                                2003            2002            2003           2002
                                                           --------------  --------------  --------------  -------------

Adjusted EBITDA (a)...................................... $          484  $          457  $        1,927  $       1,796
Less:  Purchase of property, plant and equipment.........           (351)           (579)           (854)        (2,167)
                                                           --------------  --------------  --------------  -------------

Un-levered free cash flow................................            133            (122)          1,073           (371)

Less:  Interest on cash pay obligations (b)..............           (299)           (285)         (1,143)        (1,108)
                                                           --------------  --------------  --------------  -------------
Free cash flow...........................................           (166)           (407)            (70)        (1,479)

Purchase of property, plant and equipment................            351             579             854          2,167
Special charges, net.....................................             (3)            (35)            (21)           (36)
Other, net...............................................             (8)              4             (13)            (1)
Change in operating assets and liabilities...............            (47)             85              15             97
                                                           --------------  --------------  --------------  -------------

Net cash flows from operating activities................. $          127  $          226  $          765  $         748
                                                           ==============  ==============  ==============  =============

(a)  See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)  Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our statement of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b)
of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003

Charter Communications, Inc. and Subsidiaries
Capital Expenditures
(Dollars in Millions)

                                                                               Year Ended December 31,
                                                                             --------------------------
                                                                                 2003          2002
                                                                             ------------  ------------

Customer premise equipment (a)............................................. $        380  $        748
Scalable infrastructure (b)................................................           67           261
Line extensions (c)........................................................          131           101
Upgrade/Rebuild (d)........................................................          132           777
Support capital (e)........................................................          144           280
                                                                             ------------  ------------

    Total capital expenditures (f)......................................... $        854  $      2,167
                                                                             ============  ============

(a)  Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)  Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)  Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)  Represents all capital expenditures made during the years ended December 31, 2003 and 2002, respectively.

Addendum to Charter Communications, Inc. Earnings Release
Year Ended December 31, 2003